U.S. GLOBAL ACCOLADE FUNDS

                             AMENDMENT NO. 1 TO THE
               SECOND AMENDED AND RESTATED MASTER TRUST AGREEMENT

     AMENDMENT NO. 1 To the Second Amended and Restated Master Trust Agreement of U.S. Global Accolade Funds dated August 16, 2000, made at San Antonio, Texas, this 16th day of May 2002 by the Trustee hereunder. Witnesseth:

     WHEREAS, Section 7.3 of the Second Amended and Restated Master Trust Agreement dated August 16, 2000, (Agreement) of U.S. Global Accolade Funds (Trust) provides that the Agreement may be amended at any time, so long as such amendment does not adversely affect the rights of any shareholder with respect to which such amendment is or purports to be applicable and so long as such amendment is not in contravention of applicable law, including the Investment Company Act of 1940, by an instrument in writing, signed by a majority of the then Trustees (or by an officer of the Trust pursuant to the vote of a majority of such Trustees); and

     WHEREAS, a majority of the Trustees of the Trust desire to amend the Agreement to establish a class C of shares of the Series or Sub-Trusts pursuant to Section 4.1 of the Agreement; and

     WHEREAS, a majority of the Trustees of the Trust have duly adopted the amendment to the Agreement as shown below on January 25, 2002, and authorized the same to be filed with the Secretary of State of the Commonwealth of Massachusetts;

     NOW, THEREFORE BE IT, that the undersigned Frank E. Holmes, the duly elected and serving President of the Trust, pursuant to the authorization described above, hereby amends Section 4.2 of the Second Amended and Restated Master Trust Agreement, as heretofore in effect, to read as follows:

          Section 4.2 Establishment and Designation of Sub-Trusts. Without limiting the Trustees' authority to establish further Sub-Trusts pursuant to Section 4.1, the Trustees hereby establish the following Sub-Trusts and classes of Sub-Trusts:

        Sub-Trust: Bonnel Growth Fund                 Sub-Trust: MegaTrends Fund
            Class: R shares                              Class: R shares
            Class: C shares                              Class: C: shares

        Sub-Trust: Eastern European Fund.
            Class: R shares
            Class: C: shares

     WITNESS my hand and seal this 16th day of May 2002.



                                                  /s/ Frank E. Holmes
                                                  ------------------------------
                                                  Frank E. Holmes
                                                  President
STATE OF TEXAS
COUNTY OF BEXAR

     Then personally appeared before me the above named Frank E. Holmes and acknowledged this instrument to be his free act and deed this 16th day of May 2002.



/s/ Stacy G. Henk                                      09/28/2003
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NOTARY PUBLIC'S SIGNATURE                         MY COMMISSION EXPIRES:


          SEAL